Ex. 10.3.2

To:	Wynn Macau, Limited
Wynn Macau,
Rua Cidade de Sintra,
NAPE, Macau

Attention: Chief Financial Officer

To:	WM Cayman Holdings Limited II
Wynn Macau, Rua Cidade de Sintra,
NAPE, Macau

Attention: Chief Financial Officer

Copy:	Wynn Resorts (Macau) S.A.
Wynn Macau,
Rua Cidade de Sintra,
NAPE, Macau

Attention: Legal Department of Wynn Resorts (Macau) S.A.

May 5, 2022

Dear Sirs

Facility Agreement dated 16 September 2021 and made between, among others, WM Cayman Holdings Limited II as the borrower and Bank of China Limited, Macau Branch as agent, as amended, consolidated, supplemented, confirmed, novated or replaced from time to time on and/or prior to the date of this letter (the "Agreement")
1.We refer to the Agreement and to the request letter from you to us dated 7 March 2022 (the "Request Letter"). Terms defined in the Agreement shall, unless a contrary intention appears herein, have the same meaning in this letter.
2.We have received feedback from the Lenders in response to the Request Letter.
3.We are pleased to confirm that the Majority Lenders have agreed to make the following amendments to the terms of the Agreement (the "Agreed Amendments"):
(a)    paragraph (a) of the definition of "Margin" in clause 1.1 (Definitions) of the Agreement shall be amended by adding the words "and, prior to 1 July 2023, if any decrease would result in the Margin falling below 2.625% per annum, the Margin shall instead be deemed to be 2.625% per annum" immediately after the words "and is continuing";
(b)    paragraph (a) of clause 19.2 (Compliance Certificate) of the Agreement shall be amended by inserting the words "and, in the case of each of the Fiscal Quarters ending on 30 June 2022, 30 September 2022, 31 December 2022 and 31 March 2023, as if Clause 20 (Financial Covenants) applied to the Relevant Period ending on the last day of such Fiscal Quarter (and solely for the purposes of determining the "Margin", paragraph (d)(iv) of the definition of "Permitted Loan" in Clause 1.1 (Definitions) of this Agreement and paragraphs (b)(iii) and (d)(iv) in the definition of "Permitted Payment" in Clause 1.1 (Definitions) of this Agreement)" immediately after the words "those financial statements were drawn up";
(c)    the following new definition shall be inserted in clause 20.1 (Financial Definitions) of the Agreement immediately after the definition of "Relevant Period":
    ""Relevant Period (Financial Condition)" means each period of four consecutive Fiscal Quarters ending on a Quarterly Date falling on or after 30 June 2023.";
(d)    each reference to "Relevant Period" in paragraphs (a) and (b) of clause 20.2 (Financial condition) of the Agreement shall be deleted and replaced with "Relevant Period (Financial Condition)", provided that the relevant references shall be deemed to remain as "Relevant Period" for the purposes of determining the Margin, paragraph (d)(iv) of the definition of "Permitted Loan" in clause 1.1 (Definitions) of the Agreement and paragraphs (b)(iii) and (d)(iv) in the definition of "Permitted Payment" in clause 1.1 (Definitions) of the Agreement;
(e)    the references to "30 June 2022 and 30 September 2022" in paragraph (b) of clause 20.3 (Financial Testing) of the Agreement shall be deleted and replaced with "30 June 2023 and 30 September 2023"; and
(f)    schedule 6 (Form of Compliance Certificate) of the Agreement shall be amended by inserting the following new paragraph immediately after existing paragraph 2 (and by re-numbering existing paragraph 3 accordingly):
    "3.    We confirm that, as at [insert reference date], the aggregate principal amount of outstanding Subordinated Loans was [•].".
4.By countersigning this letter, the Company agrees and undertakes to comply with the following:
(a)    the Company shall not declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or repay or distribute any dividend or share premium reserve (each, a "Distribution") unless:
(1)the Debt to Asset Ratio of the Borrower Group immediately following the declaration, making and payment of the relevant Distribution is less than 100%;
(2)the Leverage Ratio as at the last day of the Relevant Period that was the subject of the most recently delivered Compliance Certificate (the "Most Recent Relevant Period") was not greater than 4.5:1.0; and

(3)the Interest Cover Ratio for the Most Recent Relevant Period was not less than 2.5:1.0, in each case, determined on a pro forma basis after giving effect to any dividend, distribution or commercially equivalent payment made by the Borrower (or any other member of the Borrower Group) to any of its direct or indirect shareholders that is to be used to directly or indirectly fund all or part of the relevant Distribution.
(b)    In this paragraph 4:
    "Debt to Asset Ratio" means the ratio of the Total Liabilities of the Borrower Group to the Total Assets of the Borrower Group, determined by reference to the financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements) of the Agreement;
"Total Assets" means, at any time, the total assets of the Borrower Group as shown in the Borrower's consolidated financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements) of the Agreement; and
"Total Liabilities" means, at any time, the total liabilities of the Borrower Group as shown in the Borrower's consolidated financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements) of the Agreement.
5.By countersigning this letter, each of the Company and the Borrower confirms for the benefit of the Finance Parties that all obligations owed by it under the Agreement (including, without limitation, clause 17 (Guarantee and Indemnity) of the Agreement) shall remain in full force and effect notwithstanding the amendments referred to in paragraph 3 above.
6.By countersigning this letter, the Borrower agrees to pay an amendment fee to the Agent (to the bank account of the Agent notified by the Agent to the Borrower on or prior to the date of this letter) for the account of each of the Lenders that has agreed to the Agreed Amendments prior to the date of this letter (each an "Approving Lender" and, together, the "Approving Lenders") in an amount in US dollars equal to 0.20 per. cent of the US dollar equivalent amount of the aggregate Commitments of the Approving Lenders (the "Amendment Fee"). The Amendment Fee shall be payable by the Borrower to the Agent in US dollars by no later than the date falling five (5) Business Days after the date of this letter without any set-off, deduction, withholding or counterclaim of any kind and in immediately available, freely transferable and cleared funds. The Amendment Fee shall be shared among the Approving Lenders pro rata according to the proportion that the US dollar equivalent amount of each such Approving Lender's Commitments bears to the US dollar equivalent amount of the Total Commitments of the Approving Lenders. The Agent has notified the Borrower of the US dollar equivalent amount of the aggregate Commitments of the Approving Lenders under separate cover on or about the date of this letter.

7.The Agreed Amendments shall become effective immediately upon the later of:
(a)    both the Company and the Borrower countersigning this letter; and
(b)    the Borrower paying the fees contemplated by paragraph 6 of this letter in full by no later than the date falling five (5) Business Days from the date of this letter.
8.The provisions of the Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.
9.In accordance with the Agreement, each of the Borrower and the Agent agree that this letter is designated as a Finance Document.
10.This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.
11.The provisions of clause 44.1 (Jurisdiction) of the Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those clauses to "this Agreement" are references to this letter.
12.This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
Please do not hesitate to contact Ms. Venus Huang, Ms. Grace Su or Ms. Lan Lei if you have any queries or require any additional information.

Yours faithfully

By: /s/ CAI, Chunyan
Bank of China Limited, Macau Branch
as Agent

We accept, acknowledge and agree to the above.

By: /s/ Craig Fullalove
WM Cayman Holdings Limited II
as the Borrower

Date: 5 May 2022

By: /s/ Craig Fullalove
Wynn Macau, Limited
as the Company

Date: 5 May 2022